UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	August 10, 2010

AMBASSADORS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

2101 4th Avenue, Suite 210 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

On August 12, 2010, Ambassadors International, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2010 and the outlook for 2010 and 2011.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

The information in this Current Report, including the accompanying exhibits, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a)   As previously disclosed, on August 3, 2010, the Company notified the staff of the Nasdaq Stock Market that the Company anticipated that it will not meet the applicable continued listing requirements for the Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A) requiring stockholders’ equity of at least $10 million (the “Stockholders’ Equity Requirement”) when the Company files its financial statements for the period ended June 30, 2010 to be contained in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

As expected, on August 10, 2010, the Company received formal notification from the staff of the Nasdaq Stock Market of the Company’s non-compliance with the listing requirements of the Nasdaq Global Market.  The notice indicated that the Nasdaq Hearings Panel (the “Panel”), which previously granted the Company’s request for an extension of time through September 10, 2010 for the Company to regain compliance with the $1.00 minimum bid price requirement of the Nasdaq Global Market, will consider the Company’s failure to satisfy the Stockholders’ Equity Requirement in their decision regarding the Company’s continued listing on the Nasdaq Global Market.  The Company was invited to present its views with respect to the stockholders’ equity deficiency to the Panel in writing, which the Company intends to do shortly.  The Company’s management and board of directors have been discussing potential actions that the Company might take regarding this anticipated non-compliance but have not yet decided on any specific course of action.

Item 8.01                      Other Events

The Company’s previously announced 1-for-8 reverse stock split, which was approved by stockholders at the 2010 Annual Meeting held on July 30, 2010, is expected to take effect in late August 2010.   At the effective time of the reverse stock split, each eight shares of the Company’s Common Stock owned by a stockholder will be automatically combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the reverse split being rounded up to the next largest whole share.  The reverse stock split will apply to all shares of the Company's common stock issued and outstanding, all treasury shares, and all unawarded or unvested shares under the Company’s equity incentive plans.  Additionally, the reverse stock split will result in an automatic adjustment of the conversion price for the Company’s outstanding Convertible Notes.  As a result of the reverse stock split, the total number of shares of common stock outstanding will be reduced to approximately 3.3 million shares.  Concurrently with the reverse stock split, the number of authorized shares of common stock will be reduced to 5 million shares.  Following implementation of the reverse stock split, stockholders holding common stock certificates will receive a letter of transmittal from the Company’s transfer agent, BNY Mellon Shareowner Services, or from their broker with specific instructions regarding the exchange of stock certificates.  Additional details related to the reverse stock split may be obtained from the Company's Proxy Statement dated June 30, 2010, a copy of which is available on-line on the Company's website under “SEC Filings.”

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

99.1           Press release dated August 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 12, 2010

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Hans Birkholz
	Name:	Hans Birkholz
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated August 12, 2010